Exhibit 99.1

APAC Customer Services Announces First Quarter 2009 Results

  1Q revenue increases 15.3%
  1Q gross margin grows to 25.3%
  1Q net income rises to $0.20 per diluted share

BANNOCKBURN, Ill.--(BUSINESS WIRE)--May 5, 2009--APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today reported financial results for its first fiscal quarter ended March 29, 2009.

Revenue for the 2009 first quarter rose 15.3% to $73.2 million from $63.5 million in the 2008 first quarter. Gross profit for the 2009 first quarter was $18.6 million, or 25.3%, compared to $7.8 million, or 12.2%, in the prior year period. The company reported net income of $10.6 million, or $0.20 per diluted share, compared to a net loss of $4.0 million, or $0.08 per diluted share, in the prior year quarter, which included $2.3 million in restructuring and other charges. The company does not expect to owe any federal income tax in 2009 due to its net operating loss carryforward and other tax credits. First quarter 2009 adjusted EBITDA was $13.6 million compared to $2.7 million in the 2008 first quarter.

President and CEO Mike Marrow commented, “A big contributor to our strong first quarter performance was higher client volumes than we normally see this time of year, which extended well into February. We were able to service this increased demand with a high degree of flexibility, such as the extensive use of overtime. This enabled us to capture incremental revenue without significant additional training or infrastructure costs. These results, which contrast to the post-holiday softening APAC has historically experienced, reflect the growing trust our clients have placed in us. We appreciate their confidence and will do everything possible to continuously enhance the quality and dependability of the services we provide.

“Our priorities for 2009 remain the same – to win new business by providing the highest quality service while simultaneously operating as efficiently as possible. Our pipeline of opportunities is robust and we have brought on a new sales leader to ensure that we maximize our ability to capitalize on these opportunities.

“Given the strength of our first quarter results, we are updating the financial guidance we provided in February 2009. Based on current economic conditions we expect high single to low double digit year over year revenue growth. We also expect full year EPS for 2009 to be in the range of $0.55 to $0.60.”

Debt and Liquidity

The company’s debt remained constant at $6.1 million at the end of the 2009 first quarter. Net accounts receivable increased to $38.6 million from $31.5 million at year end due to sales growth plus a four day increase in our DSO. Net capital expenditures during the 2009 first quarter were $3.4 million compared to $0.8 million in the prior year period.

The increased accounts receivable were subsequently collected such that as of April 30, 2009, the company had no outstanding borrowings.

As announced on March 26, 2009, at APAC’s request, the credit enhancement Letter of Credit provided by TCS Global Holdings in connection with APAC’s Revolving Credit and Security Agreement with PNC Bank National Association was released on March 20, 2009. The terms of the Revolving Loan Agreement allowed the credit enhancement to be removed if certain financial thresholds were met, including a minimum EBITDA level, a minimum Fixed Charge Coverage ratio, as well as certain minimum availability thresholds. APAC’s financial results for the fiscal year ended December 28, 2008 met each of the necessary requirements for releasing the credit enhancement.

Chairman to Establish 10b5-1 Pre-Arranged Sales Plans

Our Chairman and founder, Theodore G. Schwartz, his wife, M. Christine Schwartz, and certain family trusts, intend to establish pre-arranged trading plans under SEC Rule 10b5-1 of the Securities Exchange Act of 1934 under which they will sell up to 5 million shares of APAC stock over the next two years at prices above today’s closing price. Rule 10b5-1 permits, among other things, individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock.

Mr. Schwartz stated, "As part of my family's overall financial and estate planning, we have decided to diversify a small portion of our holdings in APAC.” Sales under the Rule 10b5-1 trading plans will be the first sales of APAC stock by Mr. Schwartz, his wife or family trusts since the Company's November 1996 secondary offering. Mr. Schwartz and his family currently beneficially own over 25 million shares, or approximately 48% of the outstanding shares. If the plan is fully implemented, Schwartz family members would beneficially own approximately 20 million shares, or approximately 38% of outstanding common stock, based upon today’s outstanding shares.

Under the trading plans which will go into effect during an open window under the Company’s insider trading policy, APAC stock will be sold over the next two years based upon the specific instructions set forth in the plan. Mr. Schwartz, his wife and trusts will not retain or exercise any discretion over the sales of shares sold under the trading plans or the timing of such sales. All sales by Mr. Schwartz will be made in accordance with the volume limitations of SEC Rule 144. Each plan provides that the sales may only occur at minimum prices specified in the plan. There is no assurance that any or all of the shares will be sold pursuant to the plans. Further, Mr. Schwartz, his wife and trusts reserve the right to cancel the plans at any time.

Mr. Schwartz commented, “We believe that entering into trading plans to sell these shares in this fashion is the most effective and least disruptive way to sell a portion of our shares in the Company.” He added, “Indeed, I intend to remain actively engaged with the Company.”

First Quarter 2009 Conference Call

Management of APAC Customer Services will hold a conference call, including a visual presentation on the company’s website, to discuss financial results on Wednesday, May 6, 2009, at 10:00 a.m. Central Time (11:00 am ET). To participate in the live call by telephone, please dial (719) 325-4755 and reference APAC’s earnings call. No pass code is required.

The conference call, including the visual presentation, will be available live in the Investor Relations section of APAC Customer Services’ web site at http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player). Information regarding the reconciliation of our non-GAAP measures to our GAAP results will be posted on our website at http://www.apaccustomerservices.com.

A replay of the webcast and visual presentation will be accessible through the company's website for 30 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. Central Time (midnight ET) on Thursday, May 7, 2009, by dialing (719) 457-0820. The pass code for the replay is #4726556.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, business services, publishing, communications, travel and entertainment and financial services industries. APAC partners with its clients to deliver custom solutions that enhance bottom-line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the company's management. The company intends its forward-looking statements to speak only as of the date on which they were made. The company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The following factors, among others, could cause the company’s actual results to differ from historic results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients or reduction in demand for services could have a material adverse effect on the company; the performance of its clients and general economic conditions; its financial results depend on the ability to effectively manage production capacity and workforce; the terms of its client contracts; its ability to sustain profitability; its availability of cash flows from operations and compliance with debt covenants and funding requirements under the company’s credit facility; its ability to conduct business internationally, including managing foreign currency exchange risks; its principal shareholder can exercise significant control over the company; and its ability to attract and retain qualified employees.

Other reasons that may cause actual results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Our filings are available under the investor relations section of our website at http://www.apaccustomerservices.com and on a website maintained by the SEC at http://www.sec.gov.

About Non-GAAP Financial Measures

To supplement our Condensed Consolidated Financial Statements presented in accordance with GAAP, we use the following measures defined as non-GAAP measures: EBITDA and adjusted EBITDA. The presentation of these non-GAAP measures is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP or as a measure of liquidity. The items excluded from these non-GAAP financial measures are significant components of our financial statements and must be considered in performing a comprehensive assessment of our overall financial results. The company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies.

We believe that these non-GAAP financial measures provide meaningful supplemental information and are useful in understanding our results of operations and analyzing of trends because they exclude certain charges such as interest, taxes and depreciation and amortization expenses. We also believe that these non-GAAP financial measures are useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used by us in our financial and operational decision-making. In addition, we believe investors, analysts and lenders benefit from referring to these non-GAAP measures when assessing our performance and expectations of our future performance. However, this information should not be used as a substitute for our GAAP financial information; rather it should be used in conjunction with financial statement information contained in our Condensed Consolidated Financial Statements prepared in accordance with GAAP.

The accompanying notes to selected financial and statistical data have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. More information on certain of these non-GAAP financial measures can be found in the company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended *

	Mar 29,	Mar 30,	Fav (Unfav)
	2009	2008	%

Net revenue	$73,246	$63,517	15%

Cost of services	54,696	55,746	2%

Gross profit	18,550	7,771	139%

Operating expenses:
Selling, general and administrative expenses	7,754	8,568	10%
Restructuring and other charges (reversals)	(56)	2,341	102%

Total operating expenses	7,698	10,909	29%

Operating income (loss)	10,852	(3,138)	446%

Other income	(7)	(32)	(78%)
Interest expense	89	922	90%

Income (loss) before income taxes	10,770	(4,028)	367%

Income tax provision	151	-	N/M

Net income (loss)	$10,619	$(4,028)	364%

Net income (loss) per share:

Basic	$0.21	$(0.08)
Diluted	$0.20	$(0.08)

Weighted average number of
shares outstanding:
Basic	50,818	50,222
Diluted	53,163	50,222

* We operate on 13 week fiscal quarter that ends on the Sunday closest to March 31.
N/M - Percentage change is not meaningful

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	Mar 29,	Dec 28,
Assets	2009 *	2008 **

Current Assets:
Cash and cash equivalents	$801	$618
Accounts receivable, net	38,573	31,547
Other current assets	3,311	3,515
Total current assets	42,685	35,680

Property and equipment, net	23,864	22,664

Goodwill and intangibles, net	16,170	16,772

Other assets	1,516	1,448

Total assets	$84,235	$76,564

Liabilities and Shareholders' Equity

Current Liabilities:
Short-term debt	$6,063	$6,100
Accounts payable and other accrued liabilities	28,145	31,129
Total current liabilities	34,208	37,229

Other liabilities	3,747	3,915

Commitments and contingencies	-	-

Total shareholders' equity	46,280	35,420

Total liabilities and shareholders' equity	$84,235	$76,564

* We operate on 13 week fiscal quarter that ends on the Sunday closest to March 31.
** We operate on 52/53 week fiscal year that ends on the Sunday closest to December 31.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Thirteen Weeks Ended*
	Mar 29,	Mar 30,
	2009	2008

Operating activities:
Net income (loss)	$10,619	$(4,028)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	2,829	3,471
Stock compensation expense	7	760
Amortized gain on sale leaseback	(23)	(32)
Income taxes payable	149	-
Changes in operating assets and liabilities	(10,398)	7,287
Net cash provided by operating activities	3,183	7,458

Investing activities:
Purchases of property and equipment, net	(3,370)	(758)
Net cash used in investing activities	(3,370)	(758)

Financing activities:
Net payments on long-term debt	-	(600)
Net payments under revolving credit facility	(37)	(5,803)
Payments of financing costs	-	232
Stock option transactions, including related excess income tax benefits	-	74
Net cash used in financing activities	(37)	(6,097)

Effect of exchange rate changes on cash	407	(680)

Net change in cash and cash equivalents	183	(77)
Cash and cash equivalents:
Beginning balance	618	1,426

Ending balance	$801	$1,349

* We operate on 13 week fiscal quarter that ends on the Sunday closest to March 31.

APAC Customer Services, Inc. and Subsidiaries
Selected Financial and Statistical Information
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended (1)

	Mar 29,	Mar 30,
	2009	2008	Fav (Unfav)

Selected Financial Information :

Revenue	73,246	63,517	15%

Net income (loss)	10,619	(4,028)	364%

EBITDA (2)	13,688	365	3,650%

Adjusted EBITDA (2)	13,632	2,706	404%

Statistical Information:

Number of customer care centers	13	12	1

End of period number of seats:
Domestic	4,848	4,537	311
Off-shore	3,380	2,965	415
Total	8,228	7,502	726

See attached Notes to Selected Financial and Statistical Information

Notes to Selected Financial and Statistical Information

(1)	We operate on a thirteen week fiscal quarter that ends on the Sunday closest to March 31.

(2)	We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA adjusted for restructuring and other charges and asset impairment charges.

EBITDA and adjusted EBITDA are measures used by our lenders, investors and analysts to evaluate our financial performance and our ability to pay interest and repay debt. These measures are also indicative of our ability to fund the capital investments necessary for our continued growth. We use these measures, together with our GAAP financial metrics, to assess our financial performance, allocate resources, measure our performance against debt covenants, determine management bonuses and evaluate our overall progress towards meeting our long-term financial objectives.

EBITDA and adjusted EBITDA are not intended to be considered in isolation or as a substitute for net income (loss) or cash flow from operations data presented in accordance with GAAP or as a measure of liquidity. The items excluded from EBITDA and adjusted EBITDA are significant components of our financial statements and must be considered in performing a comprehensive assessment of our overall financial results.

EBITDA and adjusted EBITDA can be reconciled to net income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen Weeks Ended
	March 29, 2009	March 30, 2008

Net income (loss)	$10,619	$(4,028)
Interest expense	89	922
Income tax provision	151	-
Depreciation and amortization	2,829	3,471
EBITDA	$13,688	$365

Restructuring and other charges (reversals)	(56)	2,341
Adjusted EBITDA	$13,632	$2,706

CONTACT:
APAC Customer Services, Inc.
Andrew B. Szafran, 847-374-1949
ABSzafran@APACMail.com
or
Investor Relations Contact:
Lippert/Heilshorn & Associates
Harriet Fried / Jody Burfening, 212-838-3777
HFried@lhai.com